Exhibit 5.1

Our ref:	OTS/824718-000001/89730910v2

The Addresses named in the First Schedule

20 August 2026

K Wave Media Ltd.

We have acted as counsel as to Cayman Islands law to K Wave Media Ltd. (the “Company”) in connection with the Company’s prospectus supplement to the Registration Statement (as defined below) (the “Prospectus Supplement”) to be filed with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “Act”) in connection with the issuance and sale of 526,314 ordinary shares of a par value of US$0.003 of the Company (“Ordinary Shares”) issuable by the Company to D.Boral Capital LLC pursuant to the Securities Purchase Agreement (as defined below).

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	The certificate of incorporation dated 22 June 2023 and the amended and restated memorandum and articles of association of the Company as registered or adopted on 13 May 2025 (the “Memorandum and Articles”).

1.2	The written resolutions of the board of directors of the Company dated 30 June 2026 (the “Resolutions”)).

1.3	A certificate of good standing with respect to the Company issued by the Registrar of Companies (the “Certificate of Good Standing”).

1.4	A certificate from a director of the Company a copy of which is attached to this opinion letter (the “Director’s Certificate”).

1.5	The registration statement on Form F-3 dated 30 June 2026 (File No. 333- 297167), including all amendments or supplements thereto, filed with the Commission under the Act (including its exhibits, the “Registration Statement”).

1.6	The Prospectus Supplement.

1.7	The documents listed in the Second Schedule (the “Documents”).

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving the following opinions, we have relied (without further verification) upon the completeness and accuracy, as at the date of this opinion letter, of the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	The Documents have been or will be authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.2	The Documents are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York (the “Relevant Law”) and all other relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.3	The choice of the Relevant Law as the governing law of the Documents has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York and any other relevant jurisdiction (other than the Cayman Islands) as a matter of the Relevant Law and all other relevant laws (other than the laws of the Cayman Islands).

2.4	Where a Document has been provided to us in draft or undated form, it will be duly executed, dated and unconditionally delivered by all parties thereto in materially the same form as the last version provided to us and, where we have been provided with successive drafts of a Document marked to show changes to a previous draft, all such changes have been accurately marked.

2.5	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.6	All signatures, initials and seals are genuine.

2.7	The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws and regulations of the Cayman Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Documents.

2.8	There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Documents and the Prospectus Supplement.

2.9	No monies paid to or for the account of any party under the Documents or any property received or disposed of by any party to the Documents in each case in connection with the Documents or the consummation of the transactions contemplated thereby represent or will represent proceeds of criminal conduct or criminal property or terrorist property (as defined in the Proceeds of Crime Act (As Revised) and the Terrorism Act (As Revised), respectively).

2.10	There is nothing contained in the minute book or corporate records of the Company (which we have not inspected) which would or might affect the opinions set out below.

2.11	There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out below. Specifically, we have made no independent investigation of the Relevant Law.

2.12	None of the parties to the Documents (other than the Company) is a company incorporated, or a partnership or foreign company registered, under applicable Cayman Islands law and all the activities of such parties in relation to the Documents and any transactions entered into thereunder have not been and will not be carried on through a place of business in the Cayman Islands.

2.13	The Company will receive money or money’s worth in consideration for the issue of the Ordinary Shares and none of the Ordinary Shares were or will be issued for less than par value.

2.14	The Ordinary Shares that will be issued pursuant to the Securities Purchase Agreement will be duly registered, and will continue to be registered, in the Company’s register of members (shareholders).

2.15	No invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Ordinary Shares.

2.16	The Company will receive money or money’s worth in consideration for the issue of the Ordinary Shares and none of the Ordinary Shares were or will be issued for less than par value.

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion letter.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2	The Company has all requisite power and authority under the Memorandum and Articles to conduct its business and own or lease its properties as described in the Registration Statement and the Prospectus Supplement and enter into, execute and perform its obligations under the Documents.

3.3	The execution and delivery of the Documents do not, and the performance by the Company of its obligations under the Documents, including the issue and sale of the Securities (as defined below), will not, conflict with or result in a breach of any of the terms or provisions of the Memorandum and Articles or any law, public rule, regulation, order or decree applicable to the Company currently in force in the Cayman Islands.

3.4	The Ordinary Shares to be issued by the Company as contemplated by the Securities Purchase Agreement have been duly authorised for issue, and when issued by the Company against payment in full of the consideration as set out in the Securities Purchase Agreement and in accordance with the terms set out in the Securities Purchase Agreement, such Ordinary Shares will be validly allotted and issued as fully paid and non-assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders).

3.5	The issue of the Ordinary Shares as contemplated by the Securities Purchase Agreement has been authorised by and on behalf of the Company.

3.6	Based solely on the Director’s Certificate and our review of the Memorandum and Articles, the authorised share capital of the Company is US$109,000 divided into 33,000,000 ordinary shares of a par value of US$0.003 each and 100,000,000 preference shares of a par value of US$0.0001. Qualifications

The opinions expressed above are subject to the following qualifications:

3.7	The obligations assumed by the Company under the Documents will not necessarily be enforceable in all circumstances in accordance with their terms. In particular:

(a)	enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to protecting or affecting the rights of creditors and/or contributories;

(b)	enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

(c)	where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of that jurisdiction;

(d)	some claims may become barred under relevant statutes of limitation or may be or become subject to defences of set off, counterclaim, estoppel and similar defences;

(e)	provisions imposing confidentiality obligations may be overridden by compulsion of applicable law or the requirements of legal and/or regulatory process;

(f)	any provision in a Document which is governed by Cayman Islands law purporting to impose obligations on a person who is not a party to such Document (a “third party”) is unenforceable against that third party. Any provision in a Document which is governed by Cayman Islands law purporting to grant rights to a third party is unenforceable by that third party, except to the extent that such Document expressly provides that the third party may, in its own right, enforce such rights (subject to and in accordance with the Contracts (Rights of Third Parties) Act (As Revised)); and

(g)	a company cannot, by agreement or in its articles of association, restrict the exercise of a statutory power and there is doubt as to the enforceability of any provision in the Documents whereby the Company covenants to restrict the exercise of powers specifically given to it under the Companies Act, including, without limitation, the power to increase its authorised share capital, amend its memorandum and articles of association or present a petition to a Cayman Islands court for an order to wind up the Company.

3.8	To maintain the Company in good standing with the Registrar of Companies under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

3.9	The obligations of the Company may be subject to restrictions pursuant to:

(a)	United Nations and United Kingdom sanctions extended to the Cayman Islands by Orders in Council; and

(b)	sanctions imposed by Cayman Islands authorities under Cayman Islands legislation.

3.10	We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-Cayman Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations and any references to them in the Documents.

3.11	Under Cayman Islands law, the register of members (shareholders) is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. As far as we are aware, such applications are rarely made in the Cayman Islands and for the purposes of the opinion given in paragraph 3.2, there are no circumstances or matters of fact known to us on the date of this opinion letter which would properly form the basis for an application for an order for rectification of the register of members of the Company, but if such an application were made in respect of the Ordinary Shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

3.12	In this opinion letter the phrase “non-assessable” means, with respect to the issuance of shares, that a shareholder shall not, in respect of the relevant shares and in the absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, have any obligation to make further contributions to the Company’s assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

We express no view as to the commercial terms of the Documents or whether such terms represent the intentions of the parties and make no comment with regard to warranties or representations that may be made by the Company.

The opinions in this opinion letter are strictly limited to the matters contained in the opinions section above and do not extend to any other matters. We have not been asked to review and we therefore have not reviewed any of the ancillary documents relating to the Documents and express no opinion or observation upon the terms of any such document.

This opinion letter is addressed to you and may be relied upon by you and your counsel. This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

Maples and Calder (Cayman) LLP

First Schedule

Addresses

The Placement Agent of the Purchasers named in the Securities Purchase Agreements:

D. Boral Capital LLC

1185 Avenue of the Americas, 31st floor

New York, New York 10036

Each of the Purchasers named in the Securities Purchase Agreements:

Second Schedule

The Documents

1	The Securities Purchase Agreement dated 19 August 2026, by and between the Company and D. Boral Capital LLC (the “Securities Purchase Agreement”).

2	The Placement Agency Agreement dated as of 20 August 2026 between the Company and D. Boral Capital LLC as the Placement Agent of the Purchasers.